Exhibit 99.1
Gulf Coast Ultra Deep Royalty Trust
The Bank of New York Mellon Trust Company, N.A., Trustee News Release
Gulf Coast Ultra Deep Royalty Trust Announces Quarterly Cash Distribution

HOUSTON, Texas - January 13, 2023 - Gulf Coast Ultra Deep Royalty Trust (OTC Pink: GULTU) (the Trust) announced today that it will distribute to unitholders a cash distribution totaling $621,894 for the quarter ended December 31, 2022.
Unitholders of record on January 31, 2023 will receive a cash distribution of $0.002702 per unit payable on February 10, 2023.
Natural gas (Mcf) sales volumes, average sales price and net cash proceeds available for distribution for the quarter ended December 31, 2022 are set forth in the table below:

Natural gas (Mcf) sales volumes (a)	101,420
Natural gas (per Mcf) average sales price	$7.45
Gross proceeds	$755,206
Post-production costs and specified taxes	(50,081)
Royalty income	705,125
Interest and dividend income	6,589
Administrative expenses	(81,070)
Income in excess of administrative expenses	630,644
Increase to minimum cash reserve (b)	(8,750)
Cash proceeds available for distribution	$621,894

(a)     Attributable to the onshore Highlander subject interest which is the only subject interest with commercial production.
(b)    The Trust is withholding, and in the future intends to withhold, $8,750 from the funds otherwise available for distribution each quarter to gradually build a cash reserve of approximately $350,000. This cash is reserved for the payment of future known, anticipated or contingent expenses or liabilities of the Trust. The Trustee may increase or decrease the targeted cash reserve amount at any time, and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the royalty trust agreement. Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities eventually will be distributed to unitholders, together with interest earned on the funds.

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About Gulf Coast Ultra Deep Royalty Trust. The Trust is a Delaware statutory trust created to hold a 5% gross overriding royalty interest in future production from specified Inboard Lower Tertiary/Cretaceous exploration prospects located in the shallow waters of the Gulf of Mexico and onshore in South Louisiana that existed as of December 5, 2012, which are collectively referred to as subject interests. The subject interests and the Trust’s overriding royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (SEC). As described in the Trust’s SEC filings, future distributions are not guaranteed and will depend on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, post-production costs and specified taxes, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit http://gultu.q4web.com/home/default.aspx.

Cautionary Statement Regarding Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements other than statements of historical facts, such as any statements regarding the build-up of the Trust's cash reserves and any statements regarding the amount and date of quarterly distributions to unitholders. Forward-looking statements are not guarantees or assurances of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that may cause actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to, the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to a record date for a quarterly cash distribution. Any differences in actual cash receipts by the Trust could affect the amount of quarterly cash distributions. Other important factors that may cause actual results to differ materially include risks inherent in production of oil and gas properties, the ability of commodity purchasers to make payment, the economic effects of the COVID-19 pandemic and federal, state and local governmental actions in response to the pandemic, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC. The Trust's annual, quarterly and other filed reports are or will be available over the Internet at the SEC's website at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust cautions investors that it does not intend, and assumes no obligation, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A. serves as trustee of the Trust. If you have any questions related to the Trust, please see below for contact information:

Contact:	Gulf Coast Ultra Deep Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
(512) 236-6555
601 Travis Street, 16th Floor
Houston, TX 77002